EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-147184 and 333-146493) and on Form S-8 (Registration Nos. 33-60580, 333-03895, 333-95127, 333-95129, 333-91386 and 333-134608) of our report dated March 21, 2008 relating to our audit of the financial statements of SyntheMed, Inc., which report included explanatory paragraphs relating to the Company's ability to continue as a going concern and an emphasis of matter paragraph on the change in accounting for share-based payments, included in the Company’s 2007 annual report on Form 10-KSB, as amended by Amendment No. 1 thereto.

We also consent to the reference to us as "Experts" in the Registration Statements on Form S-3.

/s/ EISNER LLP

New York, New York
March 26, 2008